EXHIBIT 10.3

PROMISSORY NOTE

$131,721.61	August 9, 2016

FOR VALUE RECEIVED, the undersigned promises to pay to the order of Conn Kavanaugh Rosenthal Peisch & Ford, LLP (“the holder”) the sum of One Hundred Thirty One Thousand Seven Hundred Twenty One and 61/100 Dollars ($131,721.61), together with interest on unpaid balances at the rate of five percent (5%) per annum. Interest only shall be payable annually in arrears on the first anniversary of the date of this note and also on the second anniversary of the date of this note, and all unpaid accrued interest and the entire principal balance outstanding shall in all events be due and payable on the third anniversary of the date of this note. The undersigned shall have the right to prepay this note in whole or in part at any time or times, without premium or penalty.

The undersigned agrees to pay all costs, including reasonable attorney’s fees, for the collection of this note (or any payment due hereunder) upon default, and to pay interest on all amounts not paid when due (whether due pursuant to the terms hereof, by acceleration, or otherwise) at the rate of 10% per annum, until paid in full.

At the option of the holder, this note, without notice or demand, shall become immediately due and payable, upon the occurrence at any time of any of the following events:

(1) Default, continuing for 15 days after written notice thereof is given to the undersigned, in any payment due hereunder; (2) The undersigned shall make an assignment for the benefit of creditors, or shall become insolvent, or a receiver of any property of the undersigned shall be appointed, or a petition in bankruptcy or any other proceeding under any law for relief of debtors shall be filed by or against the undersigned; or (3) The termination, dissolution, or liquidation of the undersigned.

No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of the holder, and no waiver or alteration or modification of the terms of this note shall be valid unless in writing signed by the holder of this note and then only to the extent therein set forth. All times of payment of principal, interest or any other monies due under or in respect to this note shall be of the strict essence.

This note shall be governed by the laws of the Commonwealth of Massachusetts, without application of principles of conflict of laws, and this note is executed as and shall have the effect of a sealed instrument. This instrument shall bind the undersigned and its successors and assigns, and shall inure to the benefit of the holder and the holder’s successors and assigns.

Signed in the presence of:	INVO BIOSCIENCE, INC,

s:/ Heather Provenzano	By: s:/ Robert Bowdring,
Witness	a duly authorized Director

1377937.1 09503-000